Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) made effective as of October 3, 2011 (the “Effective Date”) is entered into by and between Ulthera, Inc., a Delaware corporation with its corporate headquarters in Mesa, Arizona (the “Company”) and Gregory D. Waller(“Employee”). This agreement anticipates a starting date of October 17, 2011.

A.	The Company desires to employ Employee in the manner specified in this Agreement and to make provision for payment of reasonable compensation to Employee for such services.

B.	Employee desires to provide services to the Company in accordance with the terms and conditions set forth in this Agreement.

C.	The parties desire to enter into the Agreement as of the date hereof, setting forth the terms and conditions of the employment relationship of Employee during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties, intending to be legally bound, agree as follows:

I.	EMPLOYMENT

During the term of this Agreement, the Company will employ Employee as Chief Financial Officer and Employee agrees to diligently perform the duties associated with such position under the direction and supervision of, and will report directly to Matthew E. Likens, the CEO, or such other person or persons as may be designated by the CEO. Employee agrees to use Employee’s best efforts in, and to devote Employee’s full working time, attention, skill and energies to, the advancement of the interests of the Company and the performance of Employee’s duties and responsibilities under this Agreement, and will comply with the Company’s policies and procedures. Employee is currently participating as an independent director on two outside corporate boards and plans on continuing that activity. Nothing contained in this Agreement shall be construed as preventing Employee from engaging in religious, charitable or other community or non-profit activities, or from engaging in personal investment and business matters that are not otherwise prohibited by the terms of this Agreement, in each case that do not materially impair Employee’s ability to fully and completely fulfill Employee’s duties and responsibilities under this Agreement.

II.	AT-WILL

The term of this Agreement and Employee’s employment is “at will,” which means the Company does not guarantee Employee’s employment for any specific period of time. No one at the Company has the authority to change this arrangement, unless it is done by a written agreement that is signed by Employee and the CEO of the Company. The first six (_6_) months of Employee’s employment will be a probationary period. During this probationary period the

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

Company shall determine if Employee is suitable for the duties referred to in Section I above. Both Employee and the Company have the choice of ending Employee’s employment at any time, for any reason and without cause, with or without notice. Satisfying any probationary period or meeting or exceeding performance standards will not change the “at will” nature of this Agreement or Employee’s employment. Upon termination of Employee, the Company will pay Employee’s Base Salary (as defined below) and any earned incentive compensation up to the date of termination and Employee will not be entitled to receive any Base Salary or other benefits for any period after the date of termination, except for the right to receive benefits which have become vested under any benefit plan or to which Employee is entitled as a matter of law.

III.	COMPENSATION AND BENEFITS

A. Base Salary, Incentive Opportunity and Stock Ownership

During the term of this Agreement, the Company shall pay Employee a base salary at the rate of $230,000 per annum (the “Base Salary”), which Base Salary will be reviewed annually by the supervisor and the board of directors and may be increased from time to time during the term of this Agreement in the sole discretion of these executives. Such Base Salary shall be subject to tax withholding under applicable law, shall be prorated for partial years and shall be payable in periodic installments in accordance with the Company’s usual payroll practice, as in effect from time to time. An incentive compensation opportunity of 30% of base salary per year based upon performance with half of that incentive based on Ulthera achieving its corporate financial goals and half on meeting mutually agreed upon individual objectives. This incentive compensation plan can be adjusted annually at management’s discretion. Employee is also awarded ownership shares of Ulthera, Inc. equal to 1% of the Company’s outstanding shares on the effective date as stock options which will vest over a four year period. One quarter of these options will vest at the completion of twelve months of employment and the remaining three quarters will vest monthly over the next 36 months at a rate of 1/48 of the shares per month until 100% of the shares have vested so long as the Employee remains part of the Company.

B. Benefits

During the term of this Agreement, Employee will be entitled to reimbursement of reasonable and customary business expenses consistent with the then current reimbursement policies of the Company. The Company will provide to Employee such fringe benefits and other executive benefits as are regularly provided by the Company to its employees, including, but not limited to, participation in any health care or employee benefit plans provided by the Company to other employees from time to time, provided, however, that nothing herein shall preclude the Company from amending or terminating any employee or general executive benefit plans or programs. Employee will be reimbursed for reasonable costs associated with securing health insurance. Employee will receive three weeks of vacation each year for the first two years of employment and vacation after that time will reflect company policy.

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

IV.	NON-DISCLOSURE/NON-APPROPRIATION/NON-DISPARAGEMENT COVENANTS

A. Definitions

For purposes of this Agreement, the terms listed below shall have the following meanings:

1. “Proprietary Information” means, but shall not be limited to, information concerning the: (a) Company’s customers; (b) the Company’s products, all patents and copyrights related to such products, and all trademarks, trade names and service marks (whether registered or unregistered), including, but not limited to, all words, names, symbols, devices or combinations thereof place in any manner on such products, or their container or the displays and advertising associated with such products; (c) the Company’s business, including all marketing, selling and pricing strategies; and (d) the Company’s technical specifications, drawings, schematics, designs, Trade Secrets, know-how, software, components, hardware, equipment, customer lists, training information, business methods and names. Proprietary Information may or may not be marked with a “proprietary or “confidential” legend and the absence of such legend shall not be indicative of whether the information is or is not Proprietary Information. The term Proprietary Information does not include information which (x) becomes generally available to the public other than as a result of a disclosure by Employee contrary to the terms of this Agreement, (y) was available on a non-confidential basis prior to its disclosure, or (z) becomes available on a non-confidential basis from a source other than Employee, provided that such source is not contractually obligated to keep such information confidential.

2. “Trade Secrets” means confidential information that Employee, prior to and during the term of this Agreement, has had and will have access to and become acquainted with which is owned by the Company or by its affiliates and regularly used in the operation of their respective businesses and which may give the Company an opportunity to obtain an advantage over competitors who do not know or use such Trade Secrets. Employee agrees and acknowledges that Employee has been granted access to these valuable Trade Secrets only by virtue of the confidential relationship created by Employee’s employment and Employee’s prior relationship to, interest in, and fiduciary relationships to the Company.

B. Covenants

1. Non-Disclosure; Non-Appropriation. Employee acknowledges that in connection with the performance of Employee’s services, Employee shall be provided with or shall otherwise be exposed to or receive certain Proprietary Information and/or Trade Secrets of the Company. Employee expressly covenants and agrees that:

a. That Employee will hold any and all Proprietary Information and/or Trade Secrets now or later possessed by the Company in a fiduciary capacity and will not reveal, divulge, communicate, use or cause to be used such information for personal, third-party

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

or Competing Business benefit during or after the period of employment without the Company’s prior written consent;

b. That Employee will not sell, exchange, give away, or otherwise dispose of any Proprietary Information and/or Trade Secrets information now or later owned by the Company, whether the same shall or may have been originated or discovered by the Employee, the Company or otherwise without the Company’s prior written consent;

c. Employee shall return to the Company either before or immediately upon termination of employment, any and all written information, materials or equipment that constitutes, contains or relates in any way to the Company’s Proprietary Information and/or Trade Secrets.

d. Ulthera also requires that all employees adhere to their previous employment agreements and should not divulge or in any way disclose proprietary information, trade secrets, financial or any other information related to their previous employer(s) history. This is a condition of employment and any violations will be considered grounds for termination.

2. Non-Disparagement. During and after the term of this Agreement, Employee covenants and agrees that he will not make disparaging or derogatory comments about the Company or its directors, officers, employees, shareholders, suppliers, customers, products or services.

C. Separate Covenants

The covenants contained in this Section IV constitute a series of separate covenants. If in any judicial proceeding, a court of competent jurisdiction shall hold that any of the covenants set forth in this Section IV exceed time, geographic, or occupational limitations permitted by applicable laws, the Parties agree that such provision(s) shall and are reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court of competent jurisdiction shall hold unenforceable any of the separate covenants deemed included in this Agreement, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding with all enduring covenant(s) remaining viably intact.

D. Enforceability

Employee represents and warrants to and covenants with the Company as follows:

1. Employee acknowledges and agrees to the adequacy and receipt of the Base Salary and other benefits provided to Employee under this Agreement for each of the covenants set forth in this Agreement, and that the Company and its affiliates regard Employee’s commitment to abide by such covenants as an essential condition to the Company’s agreement to enter into this Agreement and to pay Employee such benefits.

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

2. Employee acknowledges and agrees that the covenants set forth in this Agreement are reasonably necessary for the protection of the interest of the Company, are reasonable as to duration, scope and territory, and are not unreasonably restrictive of Employee.

3. The Company’s remedy at law for breach of any of the covenants set forth in this Agreement will be inadequate. In addition to any other rights or remedies that the Company may have, the Company shall be entitled to injunctive relief, without posting bond.

V.	INTELLECTUAL PROPERTY

Employee acknowledges and agrees that Employee may perform work independently or collaborate with others to develop Intellectual Property on behalf of the Company that relates to ultrasound technology. The term “Intellectual Property” shall include inventions (which may or may not be patentable), copyrightable works, systems, compositions of matter, methods, or processes that are trade secrets, and any marks that are trademarks and service marks of the company. Employee agrees and expressly acknowledges that all Intellectual Property resulting from Employee’s independent or collaborative work is the exclusive property of the Company. With respect to any material that is copyrightable, Employee acknowledges that all such material is either within the scope of his or her employment or a “Work Made For Hire” as defined by Title 17 of the United States Code and hereby assigns all copyrights to the Company. With respect to inventions, Employee agrees to assign all rights, including any patent rights (whether U.S. or foreign), to the inventions to the Company and that the decision as to whether to pursue patent protection is solely the Company’s. With respect to trade secrets, Employee agrees to take all reasonable and prudent steps to maintain methods, systems, or other information regarded as a trade secret as a secret and will not disclose these trade secrets to anyone outside the Company and agrees to assign any rights to trade secrets to the Company. The Employee hereby assigns any and all Intellectual Property to the Company and to the extent that the Employee retains any ownership of any Intellectual Property as of the effective date of this Employment Agreement, the Parties agree that this Employment Agreement shall act as an assignment of that Intellectual Property for which adequate consideration has been received. The Parties acknowledge that the salary paid to Employee under Section 3 and other compensation set forth herein takes into consideration the assignment of Intellectual Property set forth herein. Finally, the Employee agrees to execute any and all documents to effectuate assignments of Intellectual Property to the Company or otherwise assist the Company in protecting or pursuing rights in the Intellectual Property

VI.	OWNERSHIP OF DOCUMENTS / MATERIALS

The Company shall own all papers, records, books, drawings, documents, manuals (whether in hard copy form or electronically stored), and anything of a similar nature (collectively, the “Documents”) prepared by Employee in connection with or arising from employment with the Company. The Company shall also own any and all materials and/or equipment used by permission or issued to Employee (collectively, “Materials”) in connection with or arising from employment with the Company. The Documents and Materials shall be the

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

property of the Company and are not to be used on other projects except upon the Company’s prior written consent. At the end of the term of this Agreement, Employee shall surrender to the Company any and all Documents, Materials, and/or other property of whatsoever kind now or later in Employee’s possession, custody, or control which in any way relates to the Company’s business. Employee also acknowledges that the obligations of this Section survive the termination of this Agreement.

VII.	DISCLOSURE TO FUTURE EMPLOYERS

Employee agrees that Employee will provide, and that the Company may similarly provide in its discretion, a copy of the covenants in Section IV, V, and VI, and a copy of this Section VII, of this Agreement to any business or enterprise which is or may be competitive with the business of the Company which Employee may directly, or indirectly, own, manage, operate, finance, join, control, or in which Employee participates in the ownership, management, operation, financing, or control, or with which Employee may be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise.

VIII.	NO CONFLICTING AGREEMENTS

Employee represents and warrants that Employee has no commitments or obligations inconsistent with this Agreement and agrees to indemnify and hold the Company harmless against any and all loss, damage, liability, or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

IX.	INJUNCTIVE RELIEF

The Parties agree that a breach of the covenants described in this Agreement will result in substantial damages to the Company, which would be difficult, if not impossible, to ascertain, and, by reason of such fact, Employee agrees that in the event of any such breach or threatened breach, the Company will have the right to a restraining order and injunction, both temporary and permanent, enjoining and restraining any such breach or threatened breach. Such injunctive relief will be in addition to any other remedies available to the Company at law or in equity. Nothing contained in this Agreement shall be construed to prohibit or prevent the Company from initiating an action or otherwise recovering any damages as may be sustained as a result of the breach or threatened breach of this Agreement by Employee. Employee agrees that the Company may pursue any remedy available to it concurrently or consequently in any order as to any breach, violation, or threatened breach or violation of any of the covenants described in this Agreement, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to that breach, violation or threatened breach or violation, or as to any other breach, violation or threatened breach or violation.

X.	ARBITRATION

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

Except with respect to the Company’s right to obtain injunctive relief pursuant to Section IX, Employee and the Company shall attempt to settle any dispute arising out of this Agreement by a meeting of a designated representative of Employee and the Company within ten (10) days after a request by either of the Parties to the other Party asking for the same. If such dispute cannot be settled at this meeting, either Party may submit the dispute to binding arbitration by a sole arbitrator in accordance with the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction of such judgment. Such arbitration shall be conducted in Maricopa County in Arizona. Except as otherwise specifically provided for in this Agreement, each Party shall bear its own costs and attorneys’ fees. The procedures specified in this Agreement shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement after termination of Employee’s employment relationship with the Company; provided, however, that a Party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damages. All applicable statutes of limitations shall be tolled while the procedures specified in this Section are pending. The Parties will take such action, if any, required to effectuate such tolling.

XI.	GENERAL

A. Notices

All notices, consents, requests, demands and other communications required or permitted under this Agreement: (1) shall be in writing; (2) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (3) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (a) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (b) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any Party may inform the others by giving five business days’ prior notice:

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

Gregory D, Waller	COMPANY

2150 South Country Club Dr, #21

Mesa AZ 85210-6809

Attn: CEO

Fax No.: ( ) -	Fax: (480) 619-4071

B. Attorney’s Fees and Costs

If any legal action or other proceeding is commenced in which the dispute involves the terms of this Agreement, the losing Party shall pay to the prevailing Party the prevailing Party’s reasonable attorneys’ fees and costs incurred in the preparation for, conduct at, appeal or enforcement of judgment from, the proceeding. The phrase “prevailing Party” shall mean the Party who is determined in the proceeding to have prevailed or who prevails by dismissal default, settlement or otherwise.

C. Modifications and Amendments

The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties.

D. Waivers and Consents

The due performance or observance by the Parties of their respective obligations under this Agreement shall not be waived, and the rights and remedies of the Parties under this Agreement shall not be affected, by any course of dealing or performance or by any delay or failure of any Party in exercising any such right or remedy.

E. Assignment

The Company may assign its rights and obligations under this Agreement to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved. Employee’s rights and obligations under this Agreement may not be assigned by Employee without the prior written consent of the Company.

F. Governing Law, Jurisdiction and Service of Process

This Agreement and the rights and obligations of the Parties under this Agreement shall be construed in accordance with and governed by the law of the State of Arizona, without giving effect to its conflict of law principles. The Parties agree that any legal action or proceeding with

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

respect to this Agreement shall be brought in the courts of the State of Arizona or the United States District Court for the District of Arizona. The Parties agree and consent to the service of process of the courts of the State of Arizona or the United States District Court for the District of Arizona in any action or proceeding by the mailing of copies of such action or proceeding by certified mail, postage prepaid, to the Party at its address set forth in Section XI.A.

G. Severability

In the event any provisions of this Agreement shall be determined to be invalid, the remainder of this Agreement shall continue in full force and effect.

H. Headings and Captions

The heading and captions of the various subdivisions of this Agreement are for convenience or reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions of this Agreement.

I. Counterparts

This Agreement may be executed in one or more counterparts, and by different Parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

J. Entire Agreement

This Agreement, embodies the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior oral or written agreements and understandings relating to the subject matter of this Agreement. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of the Agreement.

XII.	NON-SOLICITATION

I agree that I will not for a period of one (1) year immediately following the termination of my assignment with the Company for any reason, whether with or without cause, either directly or indirectly:

(a)	induce or attempt to induce or hire or otherwise counsel, advise, encourage or solicit any person to leave the assignment of the Company (or any affiliate or successor thereof),

(b)

hire or in any manner employ or retain the services of any individual employed by the Company (or any other affiliate or successor thereof) as of the date of my termination, or employed by the Company subsequent to such termination, or

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

(c)

in any way, directly or indirectly induce or attempt to induce or otherwise counsel, advise, encourage, or solicit, any customer, participant or supplier of the Company to terminate or in any way diminish its relationship with the Company (or any affiliate or successor thereof) or seek, directly or indirectly, to divert such relationship for my personal benefit or to such the Company or other person or entity with whom I may then be employed or otherwise associated,

(d)	solicit or attempt to solicit or obtain business or trade from any of the Company’s current or prospective customers or clients or help any person or entity do so or attempt to do so; or

(e)	obtain or attempt to obtain any Confidential Information for any purpose whatsoever.

[Signatures on following page]

Ulthera, Inc. — 2150 South Country Club Drive, Suite 21, Mesa, AZ 85210 USA

Tel 480-619-4069 — Fax 480-619-4071 — www.Ulthera.com

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

EMPLOYEE	COMPANY Ulthera, Inc.

/s/ Gregory D. Waller	By:	/s/ Matthew E. Likens
Gregory D, Waller		Matthew E. Likens President & CEO

Signature Page to Employment Agreement